Exhibit 99.1

SiriusXM Reports Fourth Quarter and Full-Year 2018 Results

•	Self-Pay Net Subscriber Additions of 1.4 Million in 2018; Total Subscribers Top 34 Million

•	Record 2018 Revenue of $5.8 Billion

•	Full-Year Net Income Grows 81% to $1.2 Billion; Diluted EPS Climbs 88% to $0.26

•	Adjusted EBITDA Climbs 6% to $2.2 Billion

•	Company Confirms Guidance for 2019

•	Pandora Stockholders Approve Merger Proposal

NEW YORK – January 30, 2019 – SiriusXM today announced fourth quarter and full-year 2018 operating and financial results, including record revenue of $1.5 billion and $5.8 billion, respectively, increasing 7% and 6% compared to the prior year periods.

The Company's net income totaled $251 million in the fourth quarter, compared to $(37) million in the prior year period, while full-year 2018 net income grew 81% to a record $1.2 billion. Net income (loss) per diluted common share was $0.06 in the fourth quarter, compared to $(0.01) in the prior year period, while full-year 2018 net income per diluted common share grew 88% to $0.26. Adjusted EBITDA grew 6% to $576 million in the fourth quarter, and grew 6% for the full-year 2018 to a record $2.2 billion.

“SiriusXM had a strong finish to 2018, a year that saw our ninth consecutive year of one-million-plus net subscriber adds and our lowest full-year churn rate in the past decade. We have set even more ambitious goals for the Company to continue growing in 2019. In addition, we were pleased that yesterday Pandora's stockholders voted in favor of our proposed merger, and expect to close the transaction shortly," said Jim Meyer, Chief Executive Officer, SiriusXM.

“Our disciplined approach to business models carries through to our programming decisions as a creator and curator of exclusive, compelling programming in talk, music and sports. We recently announced a special concert by KISS on the Sunset Strip, held a subscribers-only performance by Ricky Gervais in New York, launched back-to-back daily political shows with CNN’s Chris Cuomo and ABC's Dan Abrams, and brought on two new full-time college sports channels. And this week, we are offering an unrivaled array of channels and shows from Radio Row at Super Bowl LIII in Atlanta,” added Meyer.

Full-Year 2018 HIGHLIGHTS

•
Total Subscribers Top 34 Million. The Company added 414,000 net new self-pay subscribers in the fourth quarter and 1.4 million for the full-year to end 2018 with approximately 28.9 million self-pay subscribers. Total net subscriber additions in the fourth quarter and full-year were 346,000 and 1.3 million, respectively, resulting in more than 34.0 million total SiriusXM subscribers at the end of 2018. Self-pay churn for 2018 totaled just over 1.7%, the lowest full-year churn rate since 2007.

•
Revenue of $5.8 Billion. Full-year 2018 revenue grew 6% compared to 2017 to a record $5.8 billion. This growth was driven by a 4% increase in subscribers and growth in average revenue per user (ARPU) to $13.34. The full-year 2018 ARPU was impacted by the adoption of the new revenue recognition accounting standard (FASB ASU 2014-09) which reclassified approximately $95 million of revenue to offset expenses principally related to automaker agreements. Excluding these reclassifications, which reduced reported ARPU by $0.24 for the full-year 2018, ARPU would have increased by 2.5%.

•
Record Adjusted EBITDA. Adjusted EBITDA in 2018 reached a record $2.2 billion, growing 6% over the full-year 2017. The Company's adjusted EBITDA margin of 38.8% for 2018 was nearly flat over 2017's 38.9% adjusted EBITDA margin, despite the approximately 40% increase in satellite radio music performance royalties that took effect on January 1, 2018.

•
Net Income Grows 81%. Net income for the full-year 2018 totaled $1.2 billion, up 81% from $648 million in 2017. This increase included a $43 million unrealized gain associated with the change in fair value of the Company's Pandora investment, in addition to savings from the Tax Act, which reduced the U.S. federal corporate income tax rate from 35% to 21% and savings from research and development credits. The Company's effective tax rate for the full-year 2018 totaled 17.2%, which is below the approximately 24-25% rate expected in the future.

“SiriusXM continued significant capital returns in 2018, distributing approximately $1.5 billion to stockholders throughout the year. We repurchased approximately 209 million shares in 2018 for $1.3 billion and, in addition, the Company paid over $200 million in dividends to stockholders. Our Board of Directors recently added an additional $2 billion to our stock repurchase authorization, bringing our total authorization to $14 billion, with $3.3 billion remaining. At year-end 2018, our debt to adjusted EBITDA was 3.1 times and we had cash on hand of $54 million with undrawn revolver capacity of approximately $1.3 billion. In 2019, we will continue to use our strong capitalization and ample liquidity to invest in our business, make strategic investments and further return capital to stockholders," noted David Frear, Chief Financial Officer, SiriusXM.

ACQUISITION OF PANDORA MEDIA

On September 24, 2018, Sirius XM Holdings Inc. announced it had signed an agreement to acquire Pandora Media in an all-stock transaction. Pandora's stockholders voted in favor of the transaction at a special meeting held yesterday, January 29, 2019. SiriusXM expects the acquisition to close shortly.

"We have made significant progress in our plans to integrate Pandora into SiriusXM, and I’d like to thank Roger Lynch for his thoughtful stewardship of Pandora over the past 16 months as its CEO. Together, the SiriusXM and Pandora brands are uniquely positioned to lead a new era of audio entertainment by delivering the most compelling subscription and ad-supported audio experiences to millions of listeners — in the car, at home and on the go. I’m incredibly excited by the opportunity that sits in front of us to build a media company that will be competitive for decades to come," said Jim Meyer, Chief Executive Officer, SiriusXM.

2019 GUIDANCE

The Company's full-year 2019 guidance for self-pay net subscriber additions, revenue, adjusted EBITDA and free cash flow, as issued on January 8, 2019, is reiterated as follows:

•	SiriusXM self-pay net subscriber additions approaching 1 million,

•	Total revenue of approximately $6.1 billion,

•	Adjusted EBITDA of approximately $2.3 billion, and

•	Free cash flow of approximately $1.6 billion.

The company's guidance does not give effect to the expected acquisition of Pandora Media.

CAPITAL RETURN PROGRAM

Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The Company expects to fund the repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of these purchases will be based on a number of factors, including price and business and market conditions.

The Company's dividend policy may change at any time without notice to stockholders. The declaration and payment of dividends is at the discretion of the Company's Board of Directors in accordance with applicable law after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs, limitations imposed by its indebtedness, legal requirements and other factors that the Board of Directors deems relevant.

FOURTH QUARTER AND FULL-YEAR 2018 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands, except per share data)	2018	2017	2018	2017
	(Unaudited)	(Unaudited)
Revenue:
Subscriber revenue	$1,175,318	$1,147,227	$4,593,803	$4,472,522
Advertising revenue	52,092	42,691	187,569	160,347
Equipment revenue	42,250	39,917	154,878	131,586
Music royalty fee and other revenue	226,248	174,063	834,442	660,674
Total revenue	1,495,908	1,403,898	5,770,692	5,425,129
Operating expenses:
Cost of services:
Revenue share and royalties	336,411	343,632	1,393,842	1,210,323
Programming and content	102,944	97,995	405,686	388,033
Customer service and billing	98,464	98,677	382,537	385,431
Satellite and transmission	25,307	21,190	95,773	82,747
Cost of equipment	9,425	10,911	30,768	35,448
Subscriber acquisition costs	118,396	127,295	470,336	499,492
Sales and marketing	139,618	119,604	484,044	437,739
Engineering, design and development	34,086	31,394	123,219	112,427
General and administrative	93,709	88,028	356,819	334,023
Depreciation and amortization	78,375	68,466	300,720	298,602
Total operating expenses	1,036,735	1,007,192	4,043,744	3,784,265
Income from operations	459,173	396,706	1,726,948	1,640,864
Other income (expense):
Interest expense	(87,149)	(88,735)	(350,073)	(345,820)
Loss on extinguishment of debt	—	—	—	(43,679)
Other income	(38,635)	(71,053)	43,699	12,844
Total other income (expense)	(125,784)	(159,788)	(306,374)	(376,655)
Income before income taxes	333,389	236,918	1,420,574	1,264,209
Income tax expense	(82,337)	(273,914)	(244,681)	(616,301)
Net income (loss)	$251,052	$(36,996)	$1,175,893	$647,908
Foreign currency translation adjustment, net of tax	(18,641)	12,120	(28,613)	18,546
Total comprehensive income	$232,411	$(24,876)	$1,147,280	$666,454
Net income (loss) per common share:
Basic	$0.06	$(0.01)	$0.26	$0.14
Diluted	$0.06	$(0.01)	$0.26	$0.14
Weighted average common shares outstanding:
Basic	4,401,226	4,570,821	4,461,827	4,637,553
Diluted	4,478,163	4,570,821	4,560,720	4,723,535
Dividends declared per common share	$0.0121	$0.0110	$0.0451	$0.0410

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands, except per share data)	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$54,431	$69,022
Receivables, net	232,986	241,727
Inventory, net	22,198	20,199
Related party current assets	10,585	10,284
Prepaid expenses and other current assets	158,033	129,669
Total current assets	478,233	470,901
Property and equipment, net	1,512,865	1,462,766
Intangible assets, net	2,501,361	2,522,846
Goodwill	2,289,985	2,286,582
Related party long-term assets	960,316	962,080
Deferred tax assets	292,703	505,528
Other long-term assets	137,273	118,671
Total assets	$8,172,736	$8,329,374
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$735,079	$794,341
Accrued interest	128,204	137,428
Current portion of deferred revenue	1,931,613	1,881,825
Current maturities of debt	3,447	5,105
Related party current liabilities	4,335	2,839
Total current liabilities	2,802,678	2,821,538
Long-term deferred revenue	148,983	174,579
Long-term debt	6,884,536	6,741,243
Related party long-term liabilities	4,270	7,364
Deferred tax liabilities	47,251	8,169
Other long-term liabilities	101,939	100,355
Total liabilities	9,989,657	9,853,248
Stockholders’ (deficit) equity:
Common stock, par value $0.001; 9,000,000 shares authorized; 4,345,606 and 4,530,928 shares issued; 4,345,606 and 4,527,742 outstanding at December 31, 2018 and December 31, 2017, respectively	4,346	4,530
Accumulated other comprehensive (loss) income, net of tax	(6,193)	18,407
Additional paid-in capital	242,235	1,713,816
Treasury stock, at cost; 0 and 3,186 shares of common stock at December 31, 2018 and December 31, 2017, respectively	—	(17,154)
Accumulated deficit	(2,057,309)	(3,243,473)
Total stockholders’ (deficit) equity	(1,816,921)	(1,523,874)
Total liabilities and stockholders’ (deficit) equity	$8,172,736	$8,329,374

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Twelve Months Ended December 31,
(in thousands)	2018	2017
Cash flows from operating activities:
Net income	$1,175,893	$647,908
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	300,720	298,602
Non-cash interest expense, net of amortization of premium	9,297	9,050
Provision for doubtful accounts	50,824	55,715
Amortization of deferred income related to equity method investment	(2,776)	(2,776)
Loss on extinguishment of debt	—	43,679
Loss (gain) on unconsolidated entity investments, net	10,479	(4,561)
Gain on fair value instrument	(42,617)	(472)
Dividend received from unconsolidated entity investment	2,128	3,606
Share-based payment expense	133,175	124,069
Deferred income taxes	256,575	583,520
Changes in operating assets and liabilities:
Receivables	(42,083)	(73,777)
Inventory	(1,999)	1,874
Related party, net	1,046	(1,738)
Prepaid expenses and other current assets	(20,189)	50,194
Other long-term assets	10,385	7,333
Accounts payable and accrued expenses	(20,086)	41,367
Accrued interest	(9,224)	22,795
Deferred revenue	70,002	41,894
Other long-term liabilities	(1,132)	7,307
Net cash provided by operating activities	1,880,418	1,855,589
Cash flows from investing activities:
Additions to property and equipment	(355,703)	(287,970)
Purchases of other investments	(7,605)	(7,847)
Acquisitions, net of cash acquired	(2,377)	(107,273)
Investments in related parties and other equity investees	(16,833)	(612,465)
Repayment from (loan to) related party	3,242	(130,794)
Net cash used in investing activities	(379,276)	(1,146,349)
Cash flows from financing activities:
Proceeds from exercise of stock options	7	774
Taxes paid in lieu of shares issued for stock-based compensation	(119,625)	(92,619)
Revolving credit facility, net of deferred financing costs	136,190	(90,000)
Proceeds from long-term borrowings, net of costs	—	2,473,071
Principal payments of long-term borrowings	(15,998)	(1,512,578)
Payment of premiums on redemption of debt	—	(33,065)
Common stock repurchased and retired	(1,314,286)	(1,409,035)
Dividends paid	(201,434)	(190,242)
Net cash used in financing activities	(1,515,146)	(853,694)
Net decrease in cash, cash equivalents and restricted cash	(14,004)	(144,454)
Cash, cash equivalents and restricted cash at beginning of period	79,374	223,828
Cash, cash equivalents and restricted cash at end of period(1)	$65,370	$79,374

(1)
The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

	December 31, 2018	December 31, 2017	December 31, 2016
Cash and cash equivalents	$54,431	$69,022	$213,939
Restricted cash included in Prepaid expenses and other current assets	150	244	—
Restricted cash included in Other long-term assets	10,789	10,108	9,889
Total cash, cash equivalents and restricted cash at end of period	$65,370	$79,374	$223,828

Key Financial and Operating Performance Metricsl
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in our subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of December 31, 2018 compared to December 31, 2017:

	As of December 31,		2018 vs 2017 Change
(in thousands)	2018	2017	Amount	%
Self-pay subscribers	28,915	27,513	1,402	5%
Paid promotional subscribers	5,124	5,223	(99)	(2)%
Ending subscribers	34,039	32,736	1,303	4%
The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and twelve months ended December 31, 2018 and 2017. The ARPU and SAC, per installation, metrics have been reduced due to the adoption of Accounting Standards Update ("ASU") 2014-09, Revenue - Revenue from Contracts with Customers, and related amendments, which established Accounting Standards Codification ("ASC") Topic 606 (the "new revenue standard") as of January 1, 2018. For the three months ended December 31, 2018 the ARPU and SAC, per installation, metrics have been reduced by $0.22 and $0.22, respectively. For the twelve months ended December 31, 2018 the ARPU and SAC, per installation, metrics have been reduced by $0.24 and $0.26, respectively. For more information regarding the impact of the adoption of ASU 2014-09 on these metrics, refer to the glossary below.

					2018 vs 2017 Change
(in thousands, except per subscriber and per installation amounts)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		Three Months		12 Months
	2018	2017	2018	2017	Amount	%	Amount	%
Self-pay subscribers	414	527	1,402	1,562	(113)	(21)%	(160)	(10)%
Paid promotional subscribers	(68)	42	(99)	(172)	(110)	262%	73	42%
Net additions	346	569	1,303	1,390	(223)	(39)%	(87)	(6)%
Daily weighted average number of subscribers	33,799	32,309	33,345	31,866	1,490	5%	1,479	5%
Average self-pay monthly churn	1.8%	1.8%	1.7%	1.8%	—%	—%	(0.1)%	(6)%
New vehicle consumer conversion rate	38%	39%	39%	40%	(1)%	(3)%	(1)%	(3)%

ARPU	$13.64	$13.43	$13.34	$13.25	$0.21	2%	$0.09	1%
SAC, per installation	$23.37	$28.07	$25.66	$29.53	$(4.70)	(17)%	$(3.87)	(13)%
Customer service and billing expenses, per average subscriber	$0.90	$0.95	$0.88	$0.94	$(0.05)	(5)%	$(0.06)	(6)%
Adjusted EBITDA	$575,841	$541,566	$2,240,396	$2,115,886	$34,275	6%	$124,510	6%
Free cash flow	$416,833	$460,320	$1,517,110	$1,559,772	$(43,487)	(9)%	$(42,662)	(3)%
Diluted weighted average common shares outstanding (GAAP)	4,478,163	4,570,821	4,560,720	4,723,535	(92,658)	(2)%	(162,815)	(3)%

Glossary

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other income as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our past operating performance with our current performance and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. As a result of large capital investments in our satellite radio system, our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of the legal settlements and reserves related to the historical use of sound recordings, acquisition related costs and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2018	2017	2018	2017
Net income (loss):	$251,052	$(36,996)	$1,175,893	$647,908
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813	7,251	7,251
Sound recording legal settlements and reserves	—	45,100	69,144	45,100
Acquisition related costs	3,158	—	3,158	—
Share-based payment expense (1)	33,322	29,481	133,175	124,069
Depreciation and amortization	78,375	68,466	300,720	298,602
Interest expense	87,149	88,735	350,073	345,820
Loss on extinguishment of debt	—	—	—	43,679
Other (income) expense	38,635	71,053	(43,699)	(12,844)
Income tax expense	82,337	273,914	244,681	616,301
Adjusted EBITDA	$575,841	$541,566	$2,240,396	$2,115,886

(1)	Allocation of share-based payment expense:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2018	2017	2018	2017
Programming and content	$6,979	$6,076	$27,800	$27,047
Customer service and billing	1,211	1,018	4,558	4,229
Satellite and transmission	1,129	1,232	4,844	4,772
Sales and marketing	7,077	5,214	25,199	25,177
Engineering, design and development	4,201	4,049	17,244	15,510
General and administrative	12,725	11,892	53,530	47,334
Total share-based payment expense	$33,322	$29,481	$133,175	$124,069

ARPU - is derived from total earned subscriber revenue, advertising revenue and other subscription-related revenue, excluding revenue associated with our connected vehicle services, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee.  The ARPU for the three and twelve months ended December 31, 2018 reflects adjustments as a result of adopting the new revenue standard as of January 1, 2018. ARPU is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands, except per subscriber amounts)	2018	2017	2018	2017
Subscriber revenue, excluding connected vehicle services	$1,145,137	$1,124,883	$4,482,382	$4,388,676
Add: advertising revenue	52,092	42,691	187,569	160,347
Add: other subscription-related revenue	186,015	133,979	669,563	518,457
	$1,383,244	$1,301,553	$5,339,514	$5,067,480
Daily weighted average number of subscribers	33,799	32,309	33,345	31,866
ARPU	$13.64	$13.43	$13.34	$13.25
The table below illustrates the impact that the adoption of the new revenue standard has had on ARPU for the three and twelve months ended December 31, 2018.

	For the Three Months Ended December 31, 2018			For the Twelve Months Ended December 31, 2018
(in thousands, except per subscriber amounts)	As Reported	Impact of Adopting ASU 2014-09	Balances Without Adoption of ASU 2014-09	As Reported	Impact of Adopting ASU 2014-09	Balances Without Adoption of ASU 2014-09
Subscriber revenue, excluding connected vehicle services	$1,145,137	$22,485	$1,167,622	$4,482,382	$94,767	$4,577,149
Add: advertising revenue	52,092	—	52,092	187,569	—	187,569
Add: other subscription-related revenue	186,015	—	186,015	669,563	—	669,563
	$1,383,244	$22,485	$1,405,729	$5,339,514	$94,767	$5,434,281
Daily weighted average number of subscribers	33,799	33,799	33,799	33,345	33,345	33,345
ARPU	$13.64	$0.22	$13.86	$13.34	$0.24	$13.58

(a)	Amounts may not recalculate as a result of rounding.

Average self-pay monthly churn - is defined as the monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Customer service and billing expenses, per average subscriber - is derived from total customer service and billing expenses, excluding connected vehicle customer service and billing expenses and share-based payment expense, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful as share-based payment expense is not directly related to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Customer service and billing expenses, per average subscriber, is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands, except per subscriber amounts)	2018	2017	2018	2017
Customer service and billing expenses, excluding connected vehicle services	$92,571	$93,034	$357,997	$365,005
Less: share-based payment expense	(1,211)	(1,018)	(4,558)	(4,229)
	$91,360	$92,016	$353,439	$360,776
Daily weighted average number of subscribers	33,799	32,309	33,345	31,866
Customer service and billing expenses, per average subscriber	$0.90	$0.95	$0.88	$0.94

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment and purchases of other investments. Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We exclude from free cash flow certain items that do not relate to the on-going performance of our business, such as cash outflows for acquisitions, strategic investments, and net loan activity with related parties and other equity investees. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2018	2017	2018	2017
Cash Flow information
Net cash provided by operating activities	$534,032	$541,825	$1,880,418	$1,855,589
Net cash used in investing activities	$(128,012)	$(81,687)	$(379,276)	$(1,146,349)
Net cash used in financing activities	$(397,633)	$(464,591)	$(1,515,146)	$(853,694)
Free Cash Flow
Net cash provided by operating activities	$534,032	$541,825	$1,880,418	$1,855,589
Additions to property and equipment	(116,968)	(81,253)	(355,703)	(287,970)
Purchases of other investments	(231)	(252)	(7,605)	(7,847)
Free cash flow	$416,833	$460,320	$1,517,110	$1,559,772

New vehicle consumer conversion rate - is defined as the percentage of owners and lessees of new vehicles that receive our satellite radio service and convert to become self-paying subscribers after the initial promotion period. At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. We measure conversion rate three months after the period in which the promotional period ends. The metric excludes rental and fleet vehicles.

Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios, components and accessories (excluding connected vehicle services), divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period.  The SAC, per installation, for the three and twelve months ended December 31, 2018 reflects adjustments as a result of adopting the new revenue standard as of January 1, 2018. SAC, per installation, is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands, except per installation amounts)	2018	2017	2018	2017
Subscriber acquisition costs, excluding connected vehicle services	$118,396	$127,306	$470,336	$499,492
Less: margin from sales of radios and accessories, excluding connected vehicle services	(33,263)	(29,217)	(122,347)	(96,110)
	$85,133	$98,089	$347,989	$403,382
Installations	3,643	3,495	13,563	13,662
SAC, per installation	$23.37	$28.07	$25.66	$29.53

The table below illustrates the impact that the adoption of the new revenue standard has had on SAC, per installation, for the three and twelve months ended December 31, 2018.

	For the Three Months Ended December 31, 2018			For the Twelve Months Ended December 31, 2018
(in thousands, except per installation amounts)	As Reported	Impact of Adopting ASU 2014-09	Balances Without Adoption of ASU 2014-09	As Reported	Impact of Adopting ASU 2014-09	Balances Without Adoption of ASU 2014-09
Subscriber acquisition costs, excluding connected vehicle services	$118,396	$792	$119,188	$470,336	$3,540	$473,876
Less: margin from sales of radios and accessories, excluding connected vehicle services	(33,263)	—	(33,263)	(122,347)	—	(122,347)
	$85,133	$792	$85,925	$347,989	$3,540	$351,529
Installations	3,643	3,643	3,643	13,563	13,563	13,563
SAC, per installation	$23.37	$0.22	$23.59	$25.66	$0.26	$25.92

(a)	Amounts may not recalculate as a result of rounding.
###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world's largest radio company measured by revenue and has approximately 34.0 million subscribers. SiriusXM creates and offers commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment, and a wide-range of Latin music, sports and talk programming. SiriusXM is available in vehicles from every major car company and on smartphones and other connected devices as well as online at siriusxm.com. SiriusXM radios and accessories are available from retailers nationwide and online at SiriusXM. SiriusXM also provides premium traffic, weather, data and information services for subscribers through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™. SiriusXM delivers weather, data and information services to aircraft and boats through SiriusXM Aviation™ and SiriusXM Marine™. In addition, SiriusXM Music for Business provides commercial-free music to a variety of businesses. SiriusXM holds a minority interest in SiriusXM Canada which has approximately 2.6 million subscribers. SiriusXM is also a leading provider of connected vehicles services, giving customers access to a suite of safety, security, and convenience services including automatic crash notification, stolen vehicle recovery assistance, enhanced roadside assistance and turn-by-turn navigation.

To download SiriusXM logos and artwork, visit http://www.siriusxm.com/LogosAndPhotos.

FORWARD-LOOKING STATEMENTS

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to attract and retain subscribers, which is uncertain; interference to our service from wireless operations; consumer protection laws and their enforcement; unfavorable outcomes of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; the security of the personal information about our customers; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; our failure to realize benefits of acquisitions or other strategic initiatives; rapid technological and industry changes; failure of third parties to perform; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; impairment of our business by third-party intellectual property rights; and changes to our dividend policies which could occur at any time. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2017, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site ( http://www.sec.gov ). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com